Exhibit 12.1

COMPUTATION OF RATIOS OF

EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown.  Before we issued our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), on August 11, 2009, no shares of our preferred stock were outstanding.  On September 30, 2011, we converted all outstanding shares of our Series A Preferred Stock into shares of our common stock.

	For the Three Months
	Ended March 31,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Fixed charges:
Interest expense	$1,865	$1,077	$5,351	$6,707	$7,068	$9,154	$14,419
Rental expenses representative of an interest factor	142	198	730	774	932	1,024	1,100
Preferred dividends	—	—	—	—	—	—	19,806
Fixed charges	$2,007	$1,275	$6,081	$7,481	$8,000	$10,178	$35,325

Earnings:
Income (loss) from continuing operations	$5,535	$5,084	$22,454	$13,512	$14,029	$15,059	$(13,454)
Tax expense (benefit)	2,830	2,561	11,270	6,236	6,356	(3,171)	—
Fixed charges	2,007	1,275	6,081	7,481	8,000	10,178	35,325
Earnings	$10,372	$8,920	$39,805	$27,229	$28,385	$22,066	$21,871

Ratio of earnings to fixed charges including interest on deposits	5.17	6.99	6.55	3.64	3.55	2.17	0.62
Deficiency (Surplus) of earnings to cover fixed charges	$(8,365)	$(7,645)	$(33,724)	$(19,748)	$(20,385)	$(11,888)	$13,454

Fixed charges:
Interest expense	$1,865	$1,077	$5,351	$6,707	$7,068	$9,154	$14,419
Interest expense on deposits	(1,007)	(668)	(3,207)	(2,464)	(2,490)	(2,878)	(6,746)
Rental expenses representative of an interest factor	142	198	730	774	932	1,024	1,100
Preferred dividends	—	—	—	—	—	—	19,806
Fixed charges	$1,000	$607	$2,874	$5,017	$5,510	$7,300	$28,579

Earnings:
Income (loss) from continuing operations	$5,535	$5,084	$22,454	$13,512	$14,029	$15,059	$(13,454)
Tax expense (benefit)	2,830	2,561	11,270	6,236	6,356	(3,171)	—
Fixed charges	1,000	607	2,874	5,017	5,510	7,300	28,579
Earnings	$9,365	$8,252	$36,598	$24,765	$25,895	$19,188	$15,125

Ratio of earnings to fixed charges excluding interest on deposits	9.36	13.59	12.73	4.94	4.70	2.63	0.53
Deficiency (Surplus) of earnings to cover fixed charges	$(8,365)	$(7,645)	$(33,724)	$(19,748)	$(20,385)	$(11,888)	$13,454